UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

September 12, 2003
Date of Report
(date of earliest event reported)

SOCKET COMMUNICATIONS, INC.
(Exact name of Registrant as specified in its charter)

Delaware	001-13810	94-3155066
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS employer identification number)

37400 Central Court
Newark, CA 94560
(Address of principal executive offices, including zip code)

(510) 744-2700
(Registrant's telephone number, including area code)

Item 5. Other Events

Socket Communications, Inc. (the "Company") completed the second closing of its common stock and warrant private placement on September 12, 2003. In the second closing, the Company issued 53,250 shares of common stock at $2.37 per share and five-year warrants to purchase an additional 15,975 shares of common stock at an exercise price of $2.73 per share for gross proceeds to the Company of approximately $126,000. The participants in the second closing were holders of the Company's Series F Convertible Preferred Stock who had exercised their contractual rights to participate in the private placement.

The aggregate amount raised in the first and second closings was approximately $4.2 million, with net proceeds to the Company of approximately $3.7 million. In both closings, the Company issued 1,783,205 shares of common stock at $2.37 per share and five-year warrants to purchase an additional 534,963 shares of common stock at an exercise price of $2.73 per share. The first closing of the private placement was managed by Cardinal Securities, LLC. The Placement Agent, or its assigns, received a five-year warrant to purchase up to 172,996 shares of common stock at $2.73 per share. The Company plans to file a registration statement by September 19, 2003 covering the shares of common stock and the common stock underlying the warrants.

Item 7. Financial Statements and Exhibits

(c)		Exhibits

	10.1	Form of Securities Purchase Agreement, dated as of September 12, 2003, by and among the Company and the purchasers thereto.
	10.2*	Registration Rights Agreement, dated as of August 5, 2003, by and among the Company and the purchasers thereto.
	10.3	Form of Common Stock Warrant dated September 12, 2003

* Incorporated by reference to exhibit filed with the Company's Form 8-K filed on August 7, 2003.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOCKET COMMUNICATIONS, INC.

Date: September 16, 2003	By:	/s/ David W. Dunlap
David W. Dunlap Vice President, Finance and Administration and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit Number	Description

10.1	Form of Securities Purchase Agreement, dated as of September 12, 2003, by and among the Company and the purchasers thereto.
10.2*	Registration Rights Agreement, dated as of August 5, 2003, by and among the Company and the purchasers thereto.
10.3	Form of Common Stock Warrant dated September 12, 2003

* Incorporated by reference to exhibit filed with the Company's Form 8-K filed on August 7, 2003.